EXHIBIT 10.1

POST-PETITION FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.

(as Lender)

And

Crown Pacific Limited Partnership,

a Debtor and a Debtor-in-Possession

(as Borrower)

Dated:  June 29, 2003

i

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at 300 South Grand Avenue, Third Floor, Los Angeles, California 90071 (hereinafter “CIT”), is pleased to confirm the terms and conditions under which CIT shall make post-petition revolving loans and other financial accommodations to CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership and a debtor and debtor-in-possession in the Bankruptcy Case (as identified herein), with a principal place of business at 805 S.W. Broadway, Suite 1500, Portland Oregon 97205 (herein the “Company”).

RECITALS

A.                                   On June 29, 2003, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

B.                                     The Company is continuing to operate its business and manage its properties as a debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code.

C.                                     An immediate and on-going need exists for the Company to obtain additional funds in order to continue the operation of its business as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, and accordingly, the Company has requested that CIT provide post-petition revolving loan and letter of credit financing to the Company.

D.                                    To secure such post-petition financing, the Company has agreed to grant to CIT, on a post-petition basis, a first-priority security interest in, and lien on, the Collateral.

E.                                      CIT is willing to provide such post-petition secured financing to the Company on the terms and subject to the conditions set forth in this Agreement.

F.                                      The Interim Financing Order approves, and the Final Financing Order, when entered by the Bankruptcy Court, will approve, this Agreement; and the Interim Financing Order authorizes, and the Final Financing Order, when entered by the Bankruptcy Court, will authorize, the Company to incur secured and superpriority Indebtedness, obligations and other liabilities under the terms and subject to the conditions of this Agreement pursuant to Sections 363 and 364 of the Bankruptcy Code.

G.                                     In accordance with the Interim Financing Order, the Final Financing Order (when entered by the Bankruptcy Court) and this Agreement, CIT will provide post-petition revolving loan and letter of credit financing to the Company.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

SECTION 1.                            Definitions, Construction

1.1                               Definitions.

When used herein, the following terms shall have the respective meanings assigned to each below:

Accounts shall mean:  (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, all accounts created by, or arising from, all sales, leases, rentals of goods or rendition of services to customers, including but not limited to, those accounts arising under any trade names or styles, or through any divisions; (b) instruments, documents and chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC) relating to any of the foregoing; (g) insurance policies or rights thereunder relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), including books and records and any electronic media and software pertaining thereto; (i) notes, deposits or property of account debtors to the Company securing the obligations of any such account debtors to the Company to the extent the Company is not prohibited from assigning the same as contemplated hereby; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

Administrative Management Fee shall mean, as applicable, $25,000, $50,000 or $75,000, which shall be earned by, and paid to, CIT as described in Paragraph 8.8 hereof to offset the expenses and costs (excluding Out-of-Pocket Expenses and auditor fees) of CIT in connection with administration, record keeping, analyzing and evaluating the Collateral.

Affiliate shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities or otherwise.

Agreement shall mean this Post-Petition Financing Agreement, as amended, supplemented or modified from time to time.

Alliance Sale shall mean the sale by the Company pursuant to Section 363 of the Bankruptcy Code of all or substantially all of the property and assets of the Company’s Alliance segment (including, without limitation, General Intangibles).

Allowed Claim shall mean a Claim that is allowed as to both amount and priority by a final unappealable order of a court of competent jurisdiction.

Audit shall have the meaning set forth in Paragraph 8.9.

Audit Fees and Expenses shall have the meaning set forth in Paragraph 8.9.

Authorizing Entity shall have the meaning set forth in clause (c) of Paragraph 2.1 of this Agreement.

Availability shall mean, at any time of determination, the amount by which: (a) the Borrowing Base exceeds (b) the outstanding aggregate amount of all Obligations, including without limitation, all Obligations with respect to Revolving Loans, but excluding the Letters of Credit, the Letter of Credit Guaranties and all other contingent Obligations.

Availability Reserve shall mean the sum of: (a) (i) three (3) months rental payments or similar charges for any of the Company’s leased premises or other Collateral locations for which the Company has not delivered to CIT a landlord’s waiver in form and substance satisfactory to CIT in its commercially reasonable credit judgment within fifteen (15) days after the Closing Date, plus (ii) three (3) months estimated payments plus any other fees or charges owing by the Company to any applicable warehousemen or third party processor (as determined by CIT in its reasonable business judgment) with respect to each warehouse or processing facility at which Collateral is located and for which CIT has not received a satisfactory warehouse or processor bailment agreement, as applicable, within fifteen (15) days after the Closing Date, provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to CIT of any such acceptable landlord waiver or warehouse or processor bailment agreement; (y) the opening or closing of a Collateral location; and/or (z) any change in the amount of rental, storage or processor payments or similar charges; (b) any reserve which CIT may require in its commercially reasonable credit judgment from time to time pursuant to this Agreement, including without limitation, for Letters of Credit pursuant to Paragraph 5.1 hereof; and (c) such other reserves as CIT deems necessary or appropriate in the exercise of its commercially reasonable credit judgment and which are customary either in the commercial finance industry or in the lending practices of CIT, which result from (i) negative forecasts and/or trends in the Company’s business, industry, prospects, profits, operations or financial condition, (ii) returns, discounts, claims, credits and allowances, damages or other matters for which credit memoranda are issued in the ordinary course of the Company’s business; or (iii) special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, shrinkage, spoilage and any applicable customs, freight, duties and taxes, loggers liens and other statutory liens affecting the Company’s business or the Collateral.

Avoidance Action shall mean any cause of action arising under Sections 506, 510, 542-551 (both inclusive) or 553 of the Bankruptcy Code.

Bankruptcy Case shall mean the case commenced under Chapter 11 of the Bankruptcy Code as a result of the Petition.

Bankruptcy Code shall mean the Bankruptcy Reform Act of 1978, as amended, or any successor statute.

Bankruptcy Court shall mean (i) the United States Bankruptcy Court for the District of Arizona, and (ii) any other court having competent jurisdiction over the Bankruptcy Case.

Borrowing Base shall mean, at any time of determination, the sum of (a) eighty-five percent (85%) of the Company’s aggregate outstanding Eligible Accounts Receivable, provided that if the then applicable Dilution Percentage is greater than five percent (5%), the advance rate for Eligible Accounts Receivable shall be reduced by the amount of such excess Dilution Percentage over five percent (5%), plus (b) the lesser of (i) twenty-five percent (25%) of the Company’s aggregate outstanding Eligible Stumpage Receivables or (ii) $5,000,000, plus (c) the lesser of (i) sixty percent (60%) of the aggregate value of the Company’s Eligible Inventory, valued at the lower of average cost or market, provided that at no time shall the aggregate outstanding principal amount of Revolving Loans made on the basis of Eligible Inventory consisting of logs exceed $4,000,000, or (ii) the then applicable Inventory Loan Cap, less (d) any applicable Availability Reserves.

Business Day shall mean any day on which CIT and JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Company during such period on account of, property, plant, equipment or similar fixed assets that in conformity with GAAP, are required to be reflected in the balance sheet of the Company as fixed assets.

Capital Improvements shall mean Equipment acquired or installed for use in the Company’s business operations.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Company.

Cash Budget Projections shall mean, collectively, the initial thirteen-week cash budget projection required by clause (h) of Paragraph 2.1 and each subsequent thirteen-week cash budget projection required by clause (g) of Paragraph 7.2.

Change of Law shall have the meaning set forth in Paragraph 8.11.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its principal office in New York City.  (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances pursuant to this Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

Claim shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.

Closing Date shall mean the date on which all of the conditions specified in Paragraph 2.1 have been satisfied or waived by CIT.

Collateral shall have the meaning set forth in Paragraph 6.1.

Collateral Reports shall have the meaning set forth in Paragraph 3.2.

Collection Days shall mean one (1) Business Day to provide for the deposit, clearance and collection of checks or other instruments representing the proceeds of Collateral, the amount of which has been credited to the Company’s Revolving Loan Account, and for which interest may be charged on the aggregate amount of such deposits, at the rate provided for in Paragraph 8.1 of Section 8 of this Agreement.

Consolidated Financial Statements shall mean a consolidated or compiled, as applicable, balance sheet, income statement and cash flow statement for the Parent and its consolidated Subsidiaries, including the Company, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Financial Statements shall mean consolidating financial statements for the Parent and its consolidated Subsidiaries, including the Company, including individual balance sheets, income statements and cash flow statements for each, showing all eliminations of inter-company transactions, all prepared in accordance with GAAP.

Contra Accounts shall mean Trade Accounts Receivable owed to the Company by account debtors to which the Company owes offsetting accounts payable obligations.

Copyrights shall mean all copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

Debtors shall mean the Company and Crown Pacific Partners, L.P., a Delaware limited partnership; CP Air, Inc., an Oregon corporation; CP Acquisition Co., an Oregon corporation; CP Acquisition II Co., an Oregon corporation; and CP Acquisition III Co., an Oregon corporation.

Default shall mean any event specified in Paragraph 10.1 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum equal to the sum of:  (a) two percent (2%) plus (b) the applicable increment over the Chase Bank Rate (as set forth in Paragraph 8.1 hereof) plus the Chase Bank Rate, or the applicable increment over the LIBOR Rate (as set forth in Paragraph 8.14) plus the LIBOR Rate.

Depository Accounts shall mean the collection accounts, which are subject to CIT’s instructions, as specified in Paragraph 3.4 of this Agreement.

Dilution Percentage shall mean, as of any time of determination, the sum of the Company’s credits, claims, allowances, discounts, write-offs, contras, off-sets and deductions at such time divided by the total sales at such time, all calculated on a rolling ninety (90) day average, as determined and calculated by CIT from time to time, or at such other time as the Company and CIT may agree.

Disposition shall have the meaning set forth in clause (h) of Paragraph 7.2.

Documents of Title shall mean documents (as defined in the  UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

EBITDDA shall mean, in any period, all earnings of the Company before all (i) interest expense and tax expense or provision, (ii) depreciation, (iii) depletion and (iv) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company, but excluding the effects of any extraordinary, non-recurring and/or non-cash gains or losses for such  period.

Eligible Accounts Receivable shall mean the gross amount of the Company’s Trade Accounts Receivable that are subject to a valid perfected first priority security interest in favor of CIT, which conform to the warranties applicable to Trade Accounts Receivable and set forth in Paragraph 3.3 hereof and which do not arise from or are subject to or include, as applicable: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to CIT’s satisfaction in the exercise of its commercially reasonable credit judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT in the exercise of its commercially reasonable credit judgment) issued or confirmed by, and payable at, banks having a place of business in the United States of America, or (y) to customers residing or having a place of business in Canada provided such Accounts do not exceed $1,000,000 in the aggregate at any one time; (iii) Accounts owed by sawmills that remain unpaid for more than thirty (30) days from invoice date, and any other Account that remains unpaid more than ninety (90) days from invoice date or sixty (60) days from due date; (iv) Contra Accounts; (v) sales to the Parent or to any Subsidiary or Affiliate of the Parent or the Company; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of all or substantially all its debts, or (D) financially unacceptable to CIT or has a credit rating unacceptable to CIT, in either case, as determined by CIT in its commercially reasonable credit judgment, consistent with its normal practices; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date or sixty (60) days from due date; (ix) pre-billed receivables and receivables arising from progress billing; (x) sales not payable in United States currency; and (xi) in the case of an account debtor whose total Trade Accounts Receivable owing to the Company exceed fifteen percent (15%) of the Company’s total Trade Accounts Receivable, that portion of such account debtor’s Trade Accounts Receivable which exceeds fifteen percent (15%) of the Company’s total Trade Accounts Receivable.

Eligible Inventory shall mean the gross amount of the Company’s Inventory that is subject to a valid, perfected, first priority security interest in favor of CIT and which conforms to the representations and warranties applicable to Inventory set forth in Paragraph 3.3 hereof and which are not (a) supplies (other than raw materials), (b) Inventory not present in the United States of America, (c) Inventory returned or rejected by the Company’s customers (other than goods that are undamaged and  resaleable in the normal course of business) and goods to be returned to the Company’s suppliers, and (d) Inventory in transit or Inventory in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to CIT in the exercise of its commercially reasonable credit judgment) and CIT shall have a first priority perfected security interest in such Inventory.

Eligible Stumpage Receivables shall mean the gross amount of the Company’s Accounts arising from the sale of logging rights or land and trees, which satisfy all of the requirements for being Eligible Accounts Receivables set forth in the definition thereof other than being Trade Accounts Receivable.

Equipment shall mean all equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Reserve Requirements shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to CIT or any present or future lender or participant pursuant hereto (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event of Default shall mean any event specified in Paragraph 10.1 hereof.

Final Financing Order shall mean an order entered by the Bankruptcy Court as to which no stay has been entered, that has not been vacated, modified or overturned, that is entitled to the protections of Section 364(e) of the Bankruptcy Code, that is free from objections by the Revolving Lenders and the Term Lenders, and that is in form and substance acceptable to CIT in its sole discretion, authorizing the incurrence by the Company of permanent post-petition, first-priority secured and superpriority Indebtedness in accordance with this Agreement and the other Loan Documents.

Fiscal Quarter shall mean, with respect to the Company, each three (3) month period ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31.

Free Cash Flow  shall mean, for the relevant period, EBITDDA minus the sum of the following: (a) all interest expenses paid or due on all Indebtedness; (b) the amount of principal repaid or scheduled to be repaid on all Indebtedness (including adequate protection payments, if any, to any holder of a deed of trust or mortgage on any timber of the Company); (c) non-financed Capital Expenditures actually incurred; (d) dividends paid; and (e) all federal, state and local income tax expenses due and payable.

GAAP shall mean generally accepted accounting principles as in effect from time to time and for the period as to which such accounting principles are to apply in the United States of America, provided that in the event the Company modifies its accounting principles and procedures as in effect as of the Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance acceptable to CIT in its commercially reasonable credit judgment.

General Intangibles shall mean all general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (b) Copyrights, (c) trade secrets, (d) licenses, permits and franchises, (e) all applications with respect to the foregoing, (f) all right, title and interest in and to any and all extensions and renewals of any of the foregoing, (g) goodwill with respect to any of the foregoing, (h) all distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the foregoing, but shall specifically exclude all Trademarks and all customer lists.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of (i) property, (ii) services or (iii) assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Interest Period shall mean:

(a)                                  with respect to any initial request by the Company for a LIBOR Loan, a one month, two month or three month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two or three months thereafter, as applicable; and

(b)                                 thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Company, any one month, two month or three month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)  if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)  any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working  Day of a calendar month; and

(iii)  for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) Chase Manhattan Bank quotes an applicable rate or CIT determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by Chase Manhattan Bank or CIT will adequately and fairly reflect the cost of maintaining or funding its Revolving Loans bearing interest at LIBOR, for such Interest Period as determined in the commercially reasonable credit judgment of CIT in accordance with its normal business practices, and (z) such Interest Period will end on or before the last day of the term of this Agreement.  If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Company shall continue to pay interest on the Obligations outstanding under the Revolving Loan Account at the applicable per annum rate based upon the Chase Bank Rate.

Interim Financing Order shall mean an order, in form and substance satisfactory to CIT in its sole discretion, entered by the Bankruptcy Court pursuant to Sections 364(c) and (d) of the Bankruptcy Code and Bankruptcy Rule 4001(c), that is entitled to the protection of Section 364(e) of the Bankruptcy Code, that is free from objections by the Revolving Lenders and the Term Lenders, and that authorizes the Company to incur post-petition, first-priority secured and superpriority Indebtedness, obligations and other liabilities in accordance with this Agreement and the other Loan Documents on an interim basis.

Inventory shall mean inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods (including logs and other raw materials, work in process and finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods, and all proceeds thereof of whatever sort.

Inventory Loan Cap shall mean the amount of (i) $25,000,000 prior to the Alliance Sale or (ii) $15,000,000 following the Alliance Sale, as applicable.

Investment Property shall mean investment property (as defined in the UCC) and all proceeds thereof.

Issuing Bank shall mean the bank issuing Letters of Credit.

Letters of Credit shall mean all letters of credit issued by the Issuing Bank for or on behalf of the Company with a Letter of Credit Guaranty.

Letter of Credit Guaranty shall mean, in respect of a Letter of Credit, (i) CIT’s joinder in the application of a Letter of Credit such that CIT, together with the Company, is jointly and severally liable thereon and (ii) a guaranty delivered by CIT to the Issuing Bank of the Company’s reimbursement obligations under the Issuing Bank’s reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee CIT may charge the Company under Paragraph  8.3 of this Agreement for issuing a Letter of Credit Guaranty.

Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $10,000,000 at any one time outstanding.

LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to:  (a) at CIT’s election (i) the rate set forth in the New York edition of The Wall Street Journal under the “Money Rates” Section for “London Interbank Offered Rates”, (ii) the applicable LIBOR quoted to CIT by JP Morgan Chase Bank (or any successor thereof), or (iii) the rate of interest determined by CIT at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 (or any successor thereof) as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate Page 3750 (or any successor thereof) in respect of such Interest Period, the arithmetic mean of all such rates (as determined by CIT) will be the rate used; divided by (b) a number of equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Lending Office shall mean, with respect to CIT, the office of JPMorgan Chase Bank, or any successor thereof,  maintained at 270 Park Avenue, New York, NY  10017.

LIBOR Loan shall mean any Revolving Loans which are made or maintained at a rate of interest based upon LIBOR.

Loan Documents shall mean this Agreement and the other closing documents identified in Schedule 1 to this Agreement to be executed by the Company and the other Debtors, and any other ancillary loan and security agreements, if any, executed by the Company or any of the other Debtors from time to time after the Closing Date in connection with this Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to CIT in accordance with, and pursuant to, the provisions of Paragraph 8.7 of this Agreement.

Material Adverse Effect  shall mean any set of circumstances or events which (a) has had, or would in CIT’s commercially reasonable credit judgment be expected to have, a material adverse effect upon the validity or enforceability of any Loan Documents, (b) has been, or would in CIT’s commercially reasonable credit judgment be expected to be, material and adverse to the business or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole or (c) has materially impaired, or would in CIT’s commercially reasonable credit judgment reasonably be expected to materially impair, the ability of the Company to repay the Obligations when due.

Obligations shall mean all loans, advances and extensions of credit made by CIT to the Company or, at the Company’s request, to others for the Company’s account (including, without limitation, all Revolving Loans and Letter of Credit Guaranties) incurred by the Company under this Agreement, from time to time during the term hereof; and whether principal, interest, fees, costs, expenses or otherwise.  Obligations shall also include indebtedness owing to CIT by the Company under any other Loan Document or under any other agreement or arrangement now or hereafter entered into between the Company and CIT; indebtedness or obligations incurred by, or imposed on, CIT as a result of environmental claims arising out of the Company’s operations, premises or waste disposal practices or sites in accordance with Paragraph 7.7 hereof; the Company’s liability to CIT as endorser of any promissory note or other instrument for the payment of money from an account debtor with respect to an Eligible Account; the Company’s liability to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company’s account, including any accommodation extended by CIT with respect to applications for Letters of Credit, CIT’s acceptance of drafts or CIT’s endorsement of notes or other instruments for the Company’s account and benefit; and any and all indebtedness, liabilities or obligations of every kind, nature and description owing by the Company to any affiliate of CIT; provided, however, that in no event shall Obligations include any Claim, whether now or hereafter existing, against the Company of which CIT is an assignee or transferee.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all other deposit accounts and all Investment Property; all cash and other monies and property in the possession or control of CIT; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all reasonable and necessary expenses incurred by CIT (including reasonable and necessary expenses incurred by CIT if it elects to employ the services of third parties) and pertaining to this Agreement or any other Loan Document, whether now or hereafter incurred, which expenses shall include, without being limited to: the cost of record searches, all costs and expenses incurred by CIT in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on CIT due to returned items and “insufficient funds” of deposited checks and CIT’s standard fees relating thereto, any amounts paid by, incurred by or charged to, CIT by the Issuing Bank under a Letter of Credit Guaranty or the Company’s reimbursement agreement, application for Letters of Credit or other like document which pertain to such Letters of Credit, and CIT’s standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar out-of-pocket expenses of CIT’s personnel or of third parties engaged by CIT in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Paragraph 10.3 of this Agreement.

Overadvances shall mean the amount by which (a) the sum of all outstanding Revolving Loans, Letters of Credit and advances made hereunder exceed (b) the Borrowing Base.

Parent shall mean Crown Pacific Partners, L.P., a Delaware limited partnership.

Patents shall mean patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Company, and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean (a) liens existing on the date hereof on specific items of Equipment and other liens expressly permitted, or consented to in writing by CIT; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $250,000.00 in the aggregate at any one time outstanding; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) liens granted to or for the benefit of CIT by the Company; (g) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of CIT); (h) Tax liens securing amounts which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings, and which liens are not (x) the subject of imminent foreclosure, (y) senior to the liens of CIT or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in Paragraph 7.6 hereof; and (i) liens on any assets of the Company approved by the Bankruptcy Court and granted to secured creditors of the Company as adequate protection, provided that such liens are junior and subordinate to the security interests and liens on any assets of the Company approved by the Bankruptcy Court and granted to CIT as security for the Obligations.

Permitted Expenses and Indebtedness shall mean, with respect to the Company and the other Debtors: (i) fees required to be paid to the Office of the United States Trustee pursuant to 28 U.S.C. Section 1930(a); (ii) fees payable to the clerk of the Bankruptcy Court; (iii) subject to the limits set forth in the Interim Order and the Final Order, compensation for services rendered or reimbursement of expenses incurred that are permitted by the Bankruptcy Court to be paid under Sections 330 or 331 of the Bankruptcy Code to professionals retained pursuant to an order of the Bankruptcy Court, so long as such fees and expenses are included within the Cash Budget Projections; (iv) so long as no Event of Default has occurred and is continuing, expenses set forth in the Cash Budget Projections; (v) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (vi) Indebtedness maturing in more than one year for the deferred purchase price of services; (vii) Indebtedness secured by Purchase Money Liens; (viii) Subordinated Debt; (ix) Indebtedness arising under Letters of Credit and this Agreement; (x) deferred Taxes; and (xi) other Indebtedness and accounts payable existing on the date of execution of this Agreement and listed in the most recent financial statement delivered to CIT or otherwise disclosed to CIT in writing prior to the Closing Date.

Person shall mean any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business, association, firm, joint venture or governmental authority.

Petition shall mean the voluntary petition filed by the Company for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court on the Petition Date.

Petition Date shall mean June 29, 2003.

Post-Petition Charges shall mean all federal, state, county, city, municipal, local, foreign or other taxes payable to any governmental authority, levies, assessments, charges, liens, claims or encumbrances levied or arising after the Petition Date upon or relating to (i) the Obligations, (ii) the employees, payroll, income or gross receipts of the Company, (iii) the Company’s ownership or use of any properties or other assets, or (iv) any other aspect of the Company’s business.

Purchase Money Liens shall mean liens on any item of Equipment acquired (or leased pursuant to a financing lease) after the date of this Agreement provided that (a) each such lien shall attach only to the property to be acquired (or leased pursuant to a financing lease), (b) a description of the Equipment so acquired or so leased is furnished to CIT, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $3,000,000 outstanding at any time.

Revolving Lenders shall mean the lenders party to the Amended and Restated Facility B Credit Agreement, dated as of December 1, 1999, as amended, among the Company, such lenders and Bank of America, N.A., as agent.  (The Revolving Lenders are commonly referred to as the “Facility B Lenders”.)

Revolving Line of Credit shall mean the aggregate commitment of CIT to make Revolving Loans to the Company pursuant to Section 3 of this Agreement and issue Letter of Credit Guaranties pursuant to Section 5 hereof, in the aggregate amount equal to the sum of (i) $40,000,000, following the entry of the Final Financing Order but prior to the Alliance Sale, or (ii) $20,000,000, following the Alliance Sale, as applicable.

Revolving Line of Credit Fee shall mean the fee due CIT at the end of each fiscal quarter for the Revolving Line of Credit,

determined by multiplying the difference between (i) the then applicable Revolving Line of Credit and (ii) the sum, for said fiscal quarter, of (x) the average daily balance of Revolving Loans plus the average daily balance of Letters of Credit outstanding in respect of which CIT has issued a Letter of Credit Guaranty for said quarter, by three-eighths percent (0.375%) per annum for the number of days in said fiscal quarter.

Revolving Loan Account shall mean the account maintained in the Company’s name on CIT’s books and which reflects Obligations which have become due and owing by the Company and amounts paid by the Company, including from the proceeds of Collateral or otherwise credited thereon.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Company by CIT pursuant to Section 3 of this Agreement.

Subordinated Debt shall mean debt due a Subordinating Creditor (and the note(s) evidencing the same) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Company to CIT.

Subordinating Creditor shall mean any party that executes a Subordination Agreement.

Subordination Agreement shall mean an agreement (in form and substance satisfactory to CIT) among the Company (and/or other relevant Debtor), a Subordinating Creditor and CIT, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Company’s Obligations to CIT and/or the security interest of a Subordinating Creditor is subordinated to CIT’s security interest in the Collateral.

Subsidiary shall mean, as to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interest having ordinary voting power for the election of directors or other governing body (other than securities or interest having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, by such Person.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

Term Lenders shall mean the lenders party to the Amended and Restated Credit Agreement, dated as of December 1, 1999, as amended, among the Company, such lenders, and Bank of America, N.A., as agent for such lenders.  (The Term Lenders are commonly referred to as the “Facility A Lenders.”)

Trade Accounts Receivable shall mean that portion of the Company’s Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company’s business.

Trademarks shall mean trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of California.

Unrestricted Cash shall mean, at any time of determination, the sum of (i) the total amount of the Company’s cash on hand plus (ii) the total of the Company’s cash in banks less the amount of outstanding checks at such time of determination.

Work Fee shall mean the amount of $150,000.00 paid by the Company to CIT pursuant to the Commitment Letter dated May 16, 2003 agreed to by the Company and CIT.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

1.2                               Construction.

With reference to this Agreement and any other Loan Document, unless otherwise specified herein or therein;

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                  Article, Section, Exhibit and Schedule references are to this Agreement or the Loan Document in which such reference appears.

(c)                                  All computations pursuant to this Agreement or any other Loan Document, for example of the Borrowing Base, the Obligations and the Revolving Loan Account, shall be determined without duplication of any kind.

SECTION 2.                            Conditions

2.1                               Conditions to Initial Extension of Credit.

The obligation of CIT to make the initial Revolving Loans or issue the initial Letter of Credit Guaranties hereunder is subject to the satisfaction of, extension of or waiver (in writing) of the following conditions precedent; provided, however, that the condition set forth in clause (a) below shall not be applicable in the case of any Revolving Loan made or Letter of Credit Guaranty issued pursuant to the authorization of the Interim Financing Order:

(a)                                  Lien Searches - CIT shall have received tax, judgment and Uniform Commercial Code searches satisfactory to CIT for the following filing offices:  (i) the Delaware Secretary of State; (ii) the Washington Department of Licensing; and (iii) the Oregon Secretary of State.

(b)                                  Casualty Insurance - The Company shall have delivered to CIT evidence satisfactory to CIT that casualty insurance policies covering the Collateral and listing CIT as additional insured or loss payee, as the case may be, and which otherwise meet the requirements of Paragraph 7(d)(i) and are in full force and effect.

(c)                                  Authorizing Resolution - CIT shall have received a copy of appropriate resolutions authorizing the Company’s execution, delivery and performance of (i) this Agreement and (ii) any related agreements, in each case certified by the Secretary or Assistant Secretary of the applicable partner of the Company (the “Authorizing Entity”) which has adopted such resolutions as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Authorizing Entity as to the incumbency and signature of the officers of the Authorizing Entity executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(d)                                  Partnership Organization - CIT shall have received (i) a copy of the Certificate of Limited Partnership of the Company, certified by the Delaware Secretary of State, (ii) a copy of the limited partnership agreement of the Company certified by the Secretary or Assistant Secretary of the Authorizing Entity, and (iii) a copy of the charter and organizational documents of each of the managing general partner of the Company and the Authorizing Entity, all as amended through the date hereof.

(e)                                  Officer’s Certificate - CIT shall have received an executed Officer’s Certificate of the Authorizing Entity, reasonably satisfactory in form and substance to CIT, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; and (ii) no Default or Event of Default exists on the Closing Date.

(f)                                    Absence of Default - No Default or Event of Default shall have occurred and be continuing on the Closing Date and no Material Adverse Effect shall have occurred since May 31, 2003.

(g)                                 Legal Restraints/Litigation - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Company or its assets, by any agency, division or department of any county, city, state or federal government arising out of this Agreement; (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Agreement, other than the Bankruptcy Case; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Company or its assets, which, in the reasonable judgment of CIT, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(h)                                 Cash Budget Projections - CIT shall have received, reviewed and been satisfied with the initial thirteen-week cash budget projection prepared by the Company.

(i)                                    Additional Documents - The Company and the other Debtors shall have executed and delivered to CIT all of the Loan Documents identified in Schedule 1 to this Agreement.

(j)                                    Disbursement Authorization - The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent Revolving Loans including, but not limited to, disbursement authorizations in form acceptable to CIT.

(k)                                Updated Examination & Verification – CIT shall have completed, to its satisfaction, an update to its May 16, 2003 examination and verification of the Accounts, Inventory, financial statements and books and records of the Company, which updated examination shall indicate that, after giving effect to all Revolving Loans to be made, and Letters of Credit to be issued, on the Closing Date, the sum of (i) the Company’s opening remaining Availability, as evidenced by a Borrowing Base certificate delivered by the Company to CIT as of the Closing Date, plus (ii) Unrestricted Cash shall equal at least $10,000,000; provided, however, if such sum is less than $19,750,000, CIT and the Company shall have amended this Agreement to increase the applicable covenant levels for the minimum Free Cash Flow covenant set forth in Paragraph 7.2(i) dollar for dollar by the amount of such deficiency, with such deficiency allocated among the various covenant compliance periods as CIT and the Company shall have mutually agreed, acting reasonably and in good faith; provided, however, that if such sum is $15,000,000 or more, such deficiency shall be allocated to those covenant compliance periods on and after October 31, 2003.  It is understood that such requirement contemplates that all debts and obligations (other than payables) are current, and that all payables are being handled in the normal course of the Company’s business and consistent with its past practice.

(l)                                    Interim Financing Order. - The Bankruptcy Court shall have entered the Interim Financing Order.

Upon the execution of this Agreement and the initial disbursement of Revolving Loans or the initial issuance of a Letter of Credit Guaranty, all of the above conditions precedent shall have been deemed satisfied except as otherwise set forth hereinabove and as the Company and CIT shall otherwise agree in writing.

2.2                               Conditions to Each Extension of Credit.

Except to the extent expressly set forth in this Agreement, the agreement of CIT to make any Revolving Loan or issue any Letter of Credit Guaranty requested to be made by it to or for the account of the Company on any date (including without limitation, the initial Revolving Loan or Letter of Credit Guaranty) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations, Warranties and Covenants - Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, and the Company shall be in compliance in all material respects with all of its covenants under this Agreement on and as of such date.

(b)                                  No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolving Loan or issuance of Letter of Credit Guaranty requested to be made on such date, and no Material Adverse Effect shall have occurred since the date on which the last Revolving Loan was made or Letter of Credit Guaranty was issued, as applicable.

(c)                                  Borrowing Base - Except as may be otherwise agreed to from time to time by CIT and the Company in writing, after giving effect to the Revolving Loan or issuance of Letter of Credit Guaranty requested by the Company to be made on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by the Company will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.

(d)                                  Financing Order - The Interim Financing Order or the Final Financing Order shall be in full force and effect.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such Revolving Loan that each of the representations and warranties contained in this Agreement are true and correct in all material respects and that each of the covenants contained in this Agreement have been satisfied in all material respects, except as the Company and CIT shall otherwise agree herein or in a separate writing.

SECTION 3.                            Revolving Loans

3.1                               CIT agrees, subject to the terms and conditions of (i) this Agreement and (ii) the Interim Financing Order and the Final Financing Order, one of which shall be in effect at all times during the term of this Agreement, from time to time (but subject to CIT’s right to make “Overadvances”), to make loans to the Company on a revolving basis (i.e., subject to the limitations set forth herein, the Company may borrow, repay and re-borrow such loans).

Requests for such loans shall be in amounts not to exceed the lesser of (a) the Availability or (b) the then applicable Revolving Line of Credit.  All requests for such loans must be received by an officer of CIT no later than (i) 2:00 p.m., New York time, on the Business Day on which any such Chase Bank Rate Loans are required or (ii) three Business Days prior to any requested LIBOR Loan.  Should CIT for any reason honor requests for Overadvances, any such Overadvances shall be made in CIT’s sole discretion and subject to any additional terms CIT deems necessary.

3.2                               In furtherance of the continuing assignment and security interest in the Company’s Accounts and Inventory, the Company will execute and deliver to CIT in such form and manner as CIT may require in writing in the exercise of its commercially reasonable credit judgment, solely for CIT’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as CIT may request in the exercise of its commercially reasonable credit judgment, including, without limitation, schedules of Accounts and Inventory, all in form and substance satisfactory to CIT in the exercise of its commercially reasonable credit judgment, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as CIT may request in writing in the exercise of its commercially reasonable credit judgment (collectively, “Collateral Reports”).  So long as Availability plus Unrestricted Cash is $10,000,000.00 or greater, the Company shall deliver Collateral Reports to CIT monthly.  If at any time Availability plus Unrestricted Cash is less than $10,000,000.00, the Company shall deliver Collateral Reports to CIT weekly, and if at any time Availability plus Unrestricted Cash is less than $5,000,000.00, the Company shall deliver Collateral Reports to CIT daily.  In addition, upon CIT’s written request, the Company shall provide CIT with copies of agreements with, or purchase orders from, the Company’s customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to Accounts and other Collateral as CIT may require in the exercise of its commercially reasonable credit judgment.  Failure to provide CIT with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein.  The Company hereby authorizes CIT to regard the Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents.

3.3                               The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company in the ordinary course of its business; each Eligible Stumpage Receivable is based on an actual and bona fide sale and delivery of logging rights or land and trees; the Inventory being sold, and the Trade Accounts Receivable and Eligible Stumpage Receivables created, are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable and Eligible Stumpage Receivables are in the name of the Company; and, to the best knowledge of the Company, the customers of the Company have accepted the Inventory, services or logging rights, land and trees, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, or counterclaim, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Paragraph 3.5.  The Company confirms to CIT that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Paragraph 7.2(e).  The Company hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other person, including pursuant to any bill and hold sale or otherwise, and to the best of its knowledge that its Inventory is marketable to its customers in the ordinary course of business of the Company, except as it may otherwise report in writing to CIT pursuant to Paragraph 3.5 hereof from time to time.

3.4                               The Company also warrants and represents that it is a duly and validly existing limited partnership and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state.  The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT may require in the exercise of its commercially reasonable business judgment and agrees that the books and records of the Company will reflect CIT’s interest in the Accounts and Inventory.

3.5                               (a) The Company, at its expense, shall implement a lockbox arrangement as required by CIT with respect to collections and proceeds of Collateral, all as further described in Paragraph 7.2(t).  Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Company with respect to any Collateral, including Accounts, outside of the lockbox arrangement shall be held by the Company in trust for CIT, separate from the Company’s own property and funds, and promptly turned over to CIT with proper assignments or endorsements by deposit to the lockbox Depository Accounts.  In furtherance of the foregoing, the Company shall: (i) except in the case of sales generated by the Company’s Alliance segment, indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors, except for account debtors of the Company’s Alliance segment, to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the Company’s initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of CIT’s security interest in such funds.  The Company shall provide CIT with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date.  Subject to Collection Days, all amounts received by CIT in payment of Accounts will be credited to the Revolving Loan Account when CIT is advised by its bank of its receipt of “collected funds” at CIT’s lockbox in New York, New York on the Business Day of such advice if advised no later than 1:00 p.m. PST or on the next succeeding Business Day if so advised after 1:00 p.m. PST.  No checks, drafts or other instrument received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

3.6                               The Company agrees to notify CIT: (a) of any matters affecting, in any material respect, the value, enforceability or collectibility of any Account and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of its Inventory, in its weekly or monthly Collateral Reports (as applicable) provided to CIT under Paragraph 3.2, in such detail and format as CIT may require in the exercise of its commercially reasonable credit judgment from time to time; and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory.  The Company agrees to issue credit memoranda promptly (with duplicates to CIT upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances.  Upon the occurrence of an Event of Default (which is not waived in writing by CIT) and on notice from CIT, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with CIT’s name (as secured party) and held by the Company for CIT’s account.

3.7                               CIT shall maintain a Revolving Loan Account on its books in which the Company will be charged with all Revolving Loans made by CIT to it or for its account, and with any other Obligations when due and payable, including any and all reasonable and necessary costs and expenses, including reasonable attorney’s fees which CIT incurs in connection with the exercise by or for CIT of any of the rights or powers herein conferred upon CIT, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CIT in connection with this Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Company.  The Company will be credited with all amounts received by CIT from the Company or from others for the Company’s account, including, as above set forth, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations outstanding under the Revolving Loan Account as set forth herein.  In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CIT’s right to demand payment of any Obligation outstanding under the Revolving Loan Account.  Further, it is understood that CIT shall have no obligation whatsoever to perform in any respect any of the Company’s contracts or obligations relating to the Accounts.

3.8                               After the end of each month, CIT shall promptly send the Company a statement showing the accounting for the charges, Revolving Loans, Letter of Credit Guaranties and other transactions occurring between CIT and the Company during that month.  Absent manifest error, the monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of the exceptions within thirty (30) days after the date of the monthly statement.  Notwithstanding any manifest error, the monthly statements in any event shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of the exceptions within one hundred twenty (120) days after the date of the monthly statement.

3.9                               Prior to the occurrence and continuance of an Event of Default, CIT shall apply all cash proceeds of the Collateral and other payments to the Obligations outstanding under the Revolving Loan Account in the following order: first, to any outstanding costs and expenses of CIT that are reimbursable by the Company pursuant to Paragraph 3.7; second, only if interest is due and payable on the date CIT receives such proceeds or other payment, to accrued and unpaid interest; and third, to outstanding principal.  Following the occurrence and during the continuance of an Event of Default, CIT may apply cash proceeds of the Collateral and other payments to the Obligations outstanding under the Revolving Loan Account in such order as CIT may elect in the exercise of its commercially reasonable credit judgment.

3.10                        In the event that any requested Revolving Loan exceeds Availability or that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b)(x) the Borrowing Base or (y) the Revolving Line of Credit, any such nonconsensual Overadvance shall be due and payable to CIT immediately upon CIT’s demand therefor.

SECTION 4.                            Intentionally Omitted

SECTION 5.                            Letters of Credit

In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested CIT to join in the applications for such Letters of Credit thereby being jointly and severally liable thereon or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of Letter of Credit Guaranties, thereby lending CIT’s credit to the Company and CIT has agreed to do so.  These arrangements shall be handled by CIT subject to the terms and conditions set forth below.

5.1                               Within the Revolving Line of Credit and Availability, CIT shall assist the Company in obtaining Letter(s) of Credit in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line.  CIT’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in CIT’s sole discretion.  It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Company, provided that Letters of Credit shall not be used for the purchase of domestic Inventory or to secure present or future debt owing to domestic Inventory suppliers. Any and all outstanding Letters of Credit shall be reserved dollar for dollar from Availability as an Availability Reserve.

5.2                               CIT shall have the right, without notice to the Company, to charge the Company’s Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by CIT under any Letter of Credit Guaranty at the earlier of (a) payment by CIT under such Letter of Credit Guaranty; or (b) the occurrence of an Event of Default.  Any amount charged to Company’s Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Paragraph 8.1 of this Agreement.

5.3                               The Company unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CIT.  This indemnity shall survive termination of this Agreement.  The Company agrees that any charges made by the Issuing Bank and incurred by CIT for the Company’s account shall be conclusive on CIT and may be charged to the Company’s Revolving Loan Account.

5.4                               CIT shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Company.

5.5                               The Company agrees that any action taken by CIT, if taken in good faith and so long as the same does not constitute gross negligence or willful misconduct, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Company and shall not result in any liability whatsoever of CIT to the Company.  In furtherance thereof, but subject to CIT’s acting in good faith and so long as CIT’s actions (or failure to act) do not constitute gross negligence or willful misconduct, CIT shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CIT’s sole name.  The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from the Company.  Notwithstanding any prior course of conduct or dealing with respect to the foregoing, including amendments and non-compliance with documents and/or the Company’s instructions with respect thereto, CIT may exercise its rights hereunder in its sole and commercially reasonable business judgment.  In addition, without CIT’s express consent and endorsement in writing, the Company agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by CIT, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.6                               The Company agrees that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and (c) any certificates in that regard that CIT may at any time request will be promptly furnished.  In connection herewith, the Company warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations.  The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies.  Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company’s risk, liability and responsibility.

5.7                               Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6.                            Collateral

6.1                               As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of the following personal property of the Company, whether now existing or hereafter acquired or arising (collectively, the “Collateral”), to the extent that such personal property (i) arises or is acquired by the Company on or after the Petition Date, (ii) arose or was acquired by the Company prior to the Petition Date but was subject to a security interest in favor of the agent for the Revolving Lenders, or (iii) was not subject to any security interest or lien in favor of any third party as of the Petition Date:

(a)                                  Accounts;

(b)                                  Inventory;

(c)                                  General Intangibles;

(d)                                  Documents of Title;

(e)                                  Other Collateral; and

(f)                                    Equipment;

provided, however, that in no event shall Collateral include any of the Company’s right, title or interest in or to any Avoidance Actions.  The Obligations also shall be secured by all personal property of the other Debtors that is unencumbered as of the Petition Date pursuant to the terms of the security documents between CIT and the other Debtors identified on Schedule 1.

6.2                               The security interests granted hereunder shall extend and attach to:

(a)                                  All Collateral which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, and, in the case of Collateral consisting of Equipment, whether the Company’s interest in such Equipment is as owner, finance lessee or conditional vendee;

(b)                                  All Collateral consisting of Equipment, irrespective of whether the same constitutes a trade fixture, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(c)                                  All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

6.3                               The Company agrees to safeguard, protect and hold all Inventory for CIT’s account and make no disposition thereof except in the ordinary course of business of the Company, as herein provided.  The Company represents and warrants that Inventory will be sold and shipped by the Company to its customers only in the ordinary course of the Company’s business, and then only on open account and on terms currently being extended by the Company to its customers, provided that, absent the prior written consent of CIT, the Company shall not sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, Eligible Stumpage Receivables, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition.  As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.  The Company hereby agrees to immediately forward any and all cash proceeds of Collateral to the Depository Account, and to hold any other proceeds (including any notes and instruments), in trust for CIT pending delivery to CIT.  Irrespective of whether CIT holds a perfected security interest in any particular item of intellectual property of the Company, the Company hereby irrevocably grants CIT a royalty free license to use any and all Patents, Trademarks, Copyrights, customer lists or licenses with respect to any of the foregoing, or other General Intangibles of the Company to sell, or otherwise dispose of or transfer, in accordance with Paragraph 10.3 of this Agreement, and the applicable terms hereof, any of the Inventory upon the occurrence and continuance of an Event of Default.

6.4                               The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or is in at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary.  The Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to

CIT’s security interest.  Absent CIT’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Company in the ordinary course of business and as set forth hereinbelow in this Paragraph 6.4.  The Company may, in the ordinary course of business, sell, exchange or otherwise dispose of obsolete or surplus Equipment; provided, however, that the proceeds of any such sales or dispositions shall be held in trust by the Company for CIT and shall be immediately delivered to CIT by deposit to the Depository Account, except that the Company may retain and use such proceeds to purchase forthwith replacement Equipment which the Company determines in its reasonable judgment to have a fair market value at least equal to the value of the Equipment so disposed of or sold; provided, further, however, that the aforesaid right to purchase replacement equipment shall automatically cease upon the occurrence and during the continuance of an Event of Default.  Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition.

6.5                               The rights and security interests granted to CIT hereunder are to continue in full force and effect in accordance with Section 11 hereof, notwithstanding that the Revolving Loan Account may from time to time be temporarily in a credit position; provided, however, that in the event the credit amount in the Revolving Loan Account shall at any time exceed $100,000, CIT shall promptly return such excess to the Company.

6.6                               Notwithstanding CIT’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CIT’s rights hereunder.

6.7                               Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of CIT may be held by CIT as security for any Obligations and applied in whole or partial satisfaction of such Obligations charged to the Revolving Loan Account when due.  The liens and security interests granted herein, and any other lien or security interest CIT may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations.  CIT may in its discretion charge any or all of the Obligations when due to the Revolving Loan Account.

6.8                               The Company possesses all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights.  The Company shall deliver to CIT, and/or shall cause the appropriate party to deliver to CIT, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company as CIT shall require to obtain valid first liens thereon.  In furtherance of the foregoing, the Company shall provide timely notice to CIT of any additional

Patents and Copyrights acquired or applied for subsequent to the Closing Date and the Company shall execute such documentation as CIT may reasonably require to obtain and perfect its lien thereon.

6.9                               Promptly following the closing of the Alliance Sale or any other sale of assets of the Company not in the ordinary course of business of the Company the net proceeds of which is in excess of $100,000.00, the Company shall remit to CIT for application to the Obligations outstanding under the Revolving Loan Account an amount equal to the lesser of (i) the aggregate amount of the Obligations outstanding under the Revolving Loan Account and (ii) the net book value of that portion of such sold assets as constitute part of the Collateral.

SECTION 7.                            Representations, Warranties and Covenants

7.1                               Representations and Warranties.  The Company warrants and represents that: (i) it has disclosed to CIT (A) the location of the Company's chief executive office, (B) the Company's Collateral locations, and (C) the Company's tradenames; (ii) except for the Permitted Encumbrances, after filing of financing statements in all filing offices required under the UCC and upon the entry of the Interim Financing Order by the Bankruptcy Court, this Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii) except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, forever warrant and, at CIT’s request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of the Company; and (vi) the Equipment is and will only be used by the Company in its operations and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company except as otherwise permitted in this Agreement.

7.2                               Covenants.

(a)                                  The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as CIT shall require in the exercise of its commercially reasonable credit judgment.  The Company agrees that, prior to the occurrence and continuance of an Event of Default, CIT or its agents may enter upon the Company’s premises upon three (3) Business Days prior written notice at any time during normal business hours, and following the occurrence and during the continuance of an Event of Default, CIT or its agents may enter upon the Company’s premises at any time and from time to time in its reasonable business judgment during normal business hours, for the purpose of inspecting such books and records as well as the Collateral and any and all other records pertaining thereto.  The Company agrees to afford CIT thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to CIT and at which CIT has filed financing statements and otherwise fully perfected its liens thereon. The Company shall also advise CIT promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the security interests granted to CIT therein.

(b)                                  The Company agrees to execute and deliver to CIT, from time to time, solely for CIT’s convenience in maintaining a record of the Collateral, such written statements and schedules as CIT may require in the exercise of its commercially reasonable credit judgment, designating, identifying or describing the Collateral. The Company’s failure, however, to promptly give CIT such statements or schedules shall not affect, diminish, modify or otherwise limit CIT’s security interests in the Collateral.

(c)                                  The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first-priority security interests in the Collateral, subject only to the Permitted Encumbrances.  CIT is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral.  The Company hereby consents to and ratifies the filing of financing statements by CIT at any time after the Closing Date.  The Company agrees to do whatever CIT may request in writing in the exercise of its commercially reasonable credit judgment, from time to time after the Closing Date, by way of:  (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with CIT’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to CIT’s possession; and (e) performing such further acts as CIT may require in the exercise of its commercially reasonable credit judgment in order to effect the purposes of this Agreement, including but not limited to obtaining control agreements with respect to deposit accounts and/or Investment Property.

(d)                                  (i)                                     The Company agrees to maintain insurance on the Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT.  All policies covering the Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, to be made payable to CIT, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as CIT may require to fully protect CIT’s interest in the Inventory and Equipment and in any payments to be made under such policies.  All original policies or true copies thereof are to be delivered to CIT, premium prepaid, with the loss payable endorsement in CIT’s favor, and shall provide for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation.  At the Company’s request, or if the Company fails to maintain such insurance, CIT may arrange for such insurance, but at the Company’s expense and without any responsibility on CIT’s part for:  (A) obtaining the insurance; (B) the solvency of the insurance companies; (C) the adequacy of the coverage; or (D) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by CIT, CIT shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(ii)                                  (A)                              In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall be applied first to reduce the Company’s Revolving Loans and shall then be applied to any other Obligations, all in accordance with Paragraph 3.9. Upon the occurrence and during the continuance of an Event of Default, such Insurance Proceeds may be applied to reduce the Company’s outstanding balance in the Revolving Loan Account in such order as CIT may elect in the exercise of its commercially reasonable credit judgment;

(B)                                In the event any part of the Collateral consisting of Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $100,000.00, CIT shall promptly apply such Proceeds to reduce the Company’s outstanding balance in the Revolving Loan Account. Upon the occurrence of an Event of Default, such Insurance Proceeds may be applied to reduce the Company’s outstanding balance in the Revolving Loan Account in such order as CIT may elect;

(C)                                Absent the occurrence and continuance of an Event of Default, and provided that (x) the Company has sufficient business interruption insurance to replace the lost profits of any of the Company’s facilities which suffers the relevant damages or other casualty, and (y) the insurance Proceeds are in excess of $100,000.00, the Company may elect (by delivering written notice to CIT) to replace, repair or restore such Collateral consisting of Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein;

(D)                               If the Company does not elect to use the Insurance Proceeds as set forth above, CIT may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, apply the Insurance Proceeds to reduce the Company’s outstanding balance in the Revolving Loan Account in accordance with Paragraph 3.9; and

(E)                                 If the Company so elects to use the Insurance Proceeds for the repair, replacement or restoration of any Collateral consisting of Equipment in accordance with the foregoing clause (C), (x) such Insurance Proceeds will be promptly paid over to the Company.  In connection with the foregoing, CIT shall have the right to set up an Availability Reserve in the amount of said Insurance Proceeds paid over to the Company, which Availability Reserve shall be reduced dollar-for-dollar upon receipt by CIT of executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of such Equipment.

(iii)                               In the event the Company fails to provide CIT with timely evidence, acceptable to CIT, of its maintenance of insurance coverage required pursuant to Paragraph 7.2(d)(i), CIT may purchase, at the Company’s expense, insurance to protect CIT’s interest in the Collateral.  The insurance acquired by CIT may, but need not, protect the Company’s interest in the Collateral, and therefore such insurance may not pay claims which the Company may have with respect to the Collateral or pay any claim which may be made against the Company in connection with the Collateral.  In the event CIT purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Company shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Chase Bank Rate for Revolving Loans set forth in Paragraph 8.1 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance.  CIT may charge all of such premiums, fees, costs, interest and other charges to the Company’s Revolving Loan Account.  The Company hereby acknowledges that the costs of the premiums of any insurance acquired by CIT may exceed the costs of insurance which the Company may be able to purchase on its own.  In the event that CIT purchases such insurance, CIT will notify the Company of said purchase within thirty (30) days of the date of such purchase.  If, within thirty (30) days of the date of such notice, the Company provides CIT with proof that the Company had the insurance coverage required pursuant to Paragraph 7.2(d)(i) (in form and substance reasonably satisfactory to CIT) as of the date on which CIT purchased insurance and the Company continued at all times to have such insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Company’s Revolving Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by CIT, including with any amounts previously charges to the Revolving Loan Account.

(e)                                  The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company by appropriate proceedings and adequate reserves are established in accordance with GAAP.  Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (i) for Taxes due the United States of America, or (ii) which in CIT’s opinion might create a valid obligation having priority over the rights granted to CIT herein, such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay such tax and remove the lien of record.  If the Company fails to do so promptly, then at CIT’s election, CIT may (A) create an Availability Reserve in such amount as it may deem appropriate in its commercially reasonable credit judgment, or (B) upon the occurrence of an Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company’s behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

(f)                                    The Company:  (i) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, the failure to comply with which would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Company, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CIT’s commercially reasonable credit judgment, materially and adversely affect CIT’s rights or priority in the Collateral; (ii) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, the failure to comply with which would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (iii) shall not be deemed to have breached any provision of this Paragraph 7.2(f) if (A) the failure to comply with the requirements of this Paragraph 7.2(f) resulted from good faith error or innocent omission, (B) the Company promptly commences and diligently pursues a cure of such breach, and (C) such failure is cured within (30) days following the Company’s receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

(g)                                 Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder or provision thereof in accordance with Section 11 hereof, the Company agrees that, unless CIT shall have otherwise consented in writing, the Company will furnish to CIT: (i) within ninety (90) days after the end of each Fiscal Year of the Company, audited Consolidated Financial Statements, with Consolidating Financial Statements attached thereto, as at the close of such year, audited by Pricewaterhouse Coopers LLP or such other independent public accountants selected by the Company and satisfactory to CIT in the exercise of its commercially reasonable credit judgment; (ii) within thirty (30) days after the end of each month Consolidated Financial Statements, with Consolidating Financial Statements attached thereto, as at the end of such period, (iii) at least one week prior to the end of the thirteen-week period covered by the most recent Cash Budget Projections delivered by the Company to CIT, a Cash Budget Projection for the next thirteen-week period; and (iv) from time to time, such further information regarding the business affairs and financial condition of the Parent, the Company and any Subsidiaries thereof as CIT may request in writing in the exercise of its commercially reasonable credit judgment, including, without limitation (A) the annual audit management letter issued by the Company’s independent public accountants and (B) annual cash flow projections in form satisfactory to CIT.  Each financial statement which the Company is required to submit hereunder must be accompanied by an officer’s certificate, signed by the Chief Financial Officer of the Company, pursuant to which such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) the Company’s financial condition at the end of the particular accounting period, as well as the Company’s operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Agreement, provided, however, that if such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a description in reasonable detail of same shall be set forth in such officer’s certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies; (C) the Company has not received any notice that could result in a material adverse affect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute calculations in reasonable detail showing compliance with all financial covenants contained in this Agreement.

(h)                                 Until termination of the Agreement and payment and satisfaction of all Obligations hereunder or provision therefor in accordance with Section 11 hereof, the Company agrees that, without the prior written consent of CIT, except as otherwise herein provided, the Company will not:

(i)                                     Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of  the Company’s

Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(ii)                                  Incur or create any Indebtedness other than the Permitted Expenses and Indebtedness;

(iii)                               Sell, lease, assign, transfer or otherwise dispose (any or all of the foregoing, a “Disposition”) of (i) Collateral, except for the Alliance Sale, which the Company shall have the right to complete subject to the principal prepayment requirement set forth in Paragraph 6.9 and with the resulting reductions in the Inventory Loan Cap and the Revolving Line of Credit and except as otherwise specifically permitted by this Agreement, or (ii) except with the approval of the Bankruptcy Court, all or substantially all of the Company’s assets that do not constitute Collateral;

(iv)                              Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, except that the Company may change its corporate name or address; provided that: (A) the Company shall give CIT thirty (30) days prior written notice thereof, and (B) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by CIT to confirm the continuation and preservation of all security interests and liens granted to CIT hereunder;

(v)                                 Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi)                              Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding;

(vii)                           Make any advance or loan to, or any investment in, any firm, entity, person or corporation, or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation; or

(viii)                        Pay any management, consulting or other similar fees to any Affiliate other than as provided for in the Cash Budget Projections.

In connection with any Disposition of the Collateral or any part thereof permitted by or in accordance with the foregoing clause (h)(iii) of this Paragraph 7.2, including, without limitation, the Alliance Sale, CIT agrees that it shall release its liens and security interests thereon.

(i)                                    Until termination of this Agreement and payment and satisfaction in full of all Obligations hereunder or provision thereof in accordance with Section 11, subject to the terms of the following sentence, the Company shall achieve Free Cash Flow, determined as of the last day of each month on a cumulative basis from the Closing Date, of not less than the correlative amounts indicated below for the specified months:

Month Ending	Minimum Free Cash Flow

July 31, 2003	$(3,000,000)

August 31, 2003	$(4,500,000)

September 30, 2003	$(6,000,000)

October 31, 2003	$(7,500,000)

November 30, 2003	$(8,500,000)

December 31, 2003	$(9,500,000)

January 31, 2004	$(10,500,000)

February 28, 2004	$(11,250,000)

March 31, 2004	$(11,750,000)

April 30, 2004	$(12,250,000)

May 31, 2004	$(12,750,000)

June 30, 2004	$(13,250,000)

July 31, 2004	$(13,500,000)

August 31, 2004	$(13,750,000)

September 30, 2004	$(14,000,000)

October 31, 2004	$(14,250,000)

November 30, 2004	$(14,500,000)

December 31, 2004	$(14,750,000)

The Company shall be required to comply with the foregoing minimum Free Cash Flow covenant only if (i) the Company’s average daily Availability plus Unrestricted Cash for any month is less than $10,000,000.00 and (ii) if the Company’s average daily borrowings for such month is greater than Zero Dollars ($0).  If compliance with the foregoing covenant is required in accordance with the preceding sentence, such covenant shall apply and be tested as of the last day of the month most recently ended and shall remain applicable monthly thereafter until the Company maintains for any month either (x) average daily Availability plus Unrestricted Cash of at least $10,000,000.00 or (y) average daily borrowings under the Revolving Line of Credit of Zero Dollars ($0).

(j)                                    The Company agrees to advise CIT in writing of:  (i) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (A) environmental clean-up, (B) environmental compliance or (C) environmental testing and the impact of said expenses on the Company’s working capital; and (ii) any notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CIT with copies of all such notices if so required.

(k)                                The Company hereby agrees to indemnify and hold harmless CIT and its officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney’s fees) and any payments made by CIT pursuant to any indemnity provided by CIT with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (i) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith; and (ii) any and all claims or expenses asserted against CIT as a result of any environmental pollution, hazardous material or environmental clean-up relating to any real estate of the Company; or any claim or expense which results from the Company’s operations (including, but not limited to, the Company’s off-site disposal practices) and use of such real estate, which CIT may sustain or incur (other than solely as a result of the physical actions of CIT on the Company’s premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Company hereby agrees that this indemnity shall survive termination of this Agreement, as well as payments of Obligations which may be due hereunder. CIT may, in its commercially reasonable credit judgement, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

(l)                                    Without the prior written consent of CIT, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with the Parent or any subsidiary or affiliate of either the Company or Parent, provided that, except as otherwise set forth in this Agreement, the Company may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party.

(m)                              Unless otherwise permitted or prohibited by the Bankruptcy Code, the Company will pay and discharge, as the same shall become due and payable, (i) all its obligations, liabilities, including all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, in any such case, if unpaid, might by law give rise to a lien upon any of its properties or assets and (ii) all lawful taxes, assessments and charges or levies made upon the Company, upon its income or profits or upon its properties or assets by any governmental authority, except where any of the items in clause (i) or (ii) above may be diligently contested in good faith by appropriate proceedings and where the Company shall have set aside on its books, if required under GAAP, appropriate reserves for the accrual of any such items.

(n)                                 Except to the extent the payment or discharge thereof otherwise is prohibited under, of if nonpayment is otherwise permitted by, the Bankruptcy Code, the Company shall pay and discharge or cause to be paid and discharged promptly all Post-Petition Charges payable by it, including (i) Post-Petition Charges imposed upon it, its income and profits or any of its other assets and all Post-Petition Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (ii) lawful claims incurred after the Petition Date for labor, materials, supplies and services or otherwise, before any thereof shall become past due.  The Company may in good faith contest the validity or amount of any such Post-Petition Charges or claims, provided that (A) at the time of commencement of any such contest, no Event of Default shall have occurred and be continuing, (B) adequate reserves with respect to such contest shall be maintained on the books of the Company in accordance with GAAP; (C) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Post-Petition Charges or claims or any lien in respect thereof; (D) no lien shall be imposed to secure payment of such Post-Petition Charges or claims, other than Permitted Encumbrances; (E) the Company shall promptly pay or discharge such contested Post-Petition Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to CIT evidence satisfactory to CIT of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to the Company or the conditions set forth herein are no longer satisfied; and (F) CIT shall not have advised the Company in writing that CIT, in the exercise of its commercially reasonable credit judgment, believes that nonpayment or non-discharge thereof could reasonably be expected to have or result in a material adverse effect on the Collateral or the financial condition of the Company.

(o)                                  The Company shall not apply to the Bankruptcy Court for authority to (i) take any action that is prohibited by the terms of this Agreement or any other Loan Document or that has not been approved by CIT, (ii) refrain from taking any action that is required to be taken by the terms of this Agreement or any other Loan Document or (iii) permit any Indebtedness or Claim to be pari passu with or senior to any of the Obligations.

(p)                                  The Company shall not consent to any amendment, supplement, extension or other modification of any of the terms or provisions contained in, or applicable to, the Interim Financing Order, any other order entered by the Bankruptcy Court on or about the Petition Date, or the Final Financing Order, respectively, without CIT’s prior written consent.

(q)                                  Without obtaining the prior written consent of CIT, which consent shall not be unreasonably withheld or delayed, (i) the Company shall not reject any material unexpired lease or executory contract, and (ii) the Company shall not apply to the Bankruptcy Court to assume any material executory contract or unexpired lease, unless, in the case of any unexpired lease, the order (which shall be in a form acceptable to CIT in its sole discretion) authorizing such assumption specifically provides that, notwithstanding such assumption, the Company may later assign the relevant lease under Bankruptcy Code Section 365(f) without, among other things, obtaining the consent of the relevant lessor (but after complying with the other requirements of Bankruptcy Code Section 365).

(r)                                  The Company shall furnish to CIT concurrently (i) with the filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents of any kind filed by or on behalf of the Company in the Bankruptcy Case; (ii) with the furnishing thereof, copies of all written statements, reports, information and other papers and documents of any kind furnished by or on behalf of the Company to any official or unofficial committee in the Bankruptcy Case, and (iii) with the furnishing thereof, copies of all written statements, reports, information and other papers and documents of any kind furnished to any other creditor of the Company pursuant to the terms of any indenture, loan or credit or similar agreement.

(s)                                  The Company shall use the proceeds of the Revolving Loans solely: (i) to make any payments required under this Agreement or any of the other Loan Documents, whether for principal, interest, fees or expenses; or (ii): to pay expenses in the respective amounts set forth in the Cash Budget Projections, including, without limitation, Permitted Expenses and Indebtedness of the Company and the other Debtors to the extent included therein and including the Company’s working capital requirements and other general corporate purposes; provided, however, that the Company shall have the right to exceed the amounts set forth in the Cash Budget Projections by the variances permitted by the Interim Financing Order and the Final Financing Order and to carry over and spend unspent amounts previously authorized as permitted by the Interim Financing Order and the Final Financing Order; and provided further, that no amounts shall be paid or used for, and Permitted Expenses and Indebtedness shall not mean or include, fees and disbursements incurred by professionals, including, without limitation, any professional retained by the Company, to the extent incurred to contest in any proceeding or any other action (i) the validity, binding effect or enforceability of this Agreement or the amount of the Revolving Loans or other Obligations of the Company hereunder, or (ii) any other rights or interests of CIT under the Loan Documents.  Nothing herein shall in any way prejudice or prevent CIT from objecting, for any reason, to any requests or applications made by the Company for compensation or reimbursement of expenses pursuant to Section 330 or 331 of the Bankruptcy Code for which the Company may seek to use proceeds of the Revolving Loans as a Permitted Expense and Indebtedness.

(t)                                    Within fifteen (15) days after the Closing Date, the Company shall establish a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to CIT in all respects.  Such accounts shall be subject to tri-party agreements (between the Company, CIT and the depository bank), which shall be in form and substance satisfactory to CIT in its commercially reasonable business judgment.

(u)                                 Within thirty (30) days after the Closing Date, the Company shall cause the lessor of each leased facility occupied by the Company, the operator of each warehouse at which any Inventory is stored, and each processor in possession of any Inventory to execute a satisfactory landlord waiver, or warehouse or processor bailment agreement, as applicable, in favor of CIT.  Notwithstanding anything contained herein or elsewhere to the contrary, the Company’s failure to comply with this Paragraph shall not constitute an Event of Default but shall entitle CIT to establish the reserves described above in the definition of “Availability Reserve”.

(v)                                   Within thirty (30) days after the Closing Date, the Company shall cause the depository bank at which the Company maintains its primary operating deposit account to enter into a satisfactory deposit account control agreement with CIT.

SECTION 8.                            Interest, Fees and Expenses

8.1                               (a)                                  Interest shall be payable monthly as of the end of each month.  Chase Bank Rate Loans shall bear interest at a rate per annum equal to the Chase Bank Rate plus one-half percent (0.50%) per annum on the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during such month.  In the event of any change in the Chase Bank Rate, the rate hereunder for Chase Bank Rate Loans shall change, as of the date of such change, so as to remain one-half percent (0.50%) above the Chase Bank Rate.  The rate hereunder for Chase Bank Rate Loans shall be calculated based on a 360-day year.  CIT shall be entitled to charge all accrued interest (calculated at the rate provided for herein) when due to the Revolving Loan Account.

(b)                                  Intentionally Omitted.

(c)                                  Upon and after the occurrence of an Event of Default and the giving of any required notice by CIT in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations charged to the Revolving Loan Account shall bear interest at the Default Rate of Interest.

8.2                               Intentionally Omitted.

8.3                               In consideration of the Letter of Credit Guaranty of CIT, the Company shall pay CIT the Letter of Credit Guaranty Fee which shall be an amount equal to three percent (3.0%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.

8.4                               Any and all charges, fees, commissions, costs and expenses charged to CIT for the Company’s account by any Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by CIT, or as may be due upon any termination of this Agreement hereof, and when made by any such Issuing Bank shall be conclusive on CIT.

8.5                               The Company shall reimburse or pay CIT, as the case may be, for all Out-of-Pocket Expenses.

8.6                               Upon the last Business Day of each fiscal quarter, commencing on June 30, 2003, the Company shall pay to CIT the Revolving Line of Credit Fee, and upon the last Business Day of each month, commencing on June 30, 2003, the Company shall pay to CIT interest on the Collection Days.  Interest on the Collection Days will be computed at the rate, and in the manner, set forth in Paragraph 8.1 of this Agreement.

8.7                               To induce CIT to enter into this Agreement and to extend to the Company the Revolving Loan and Letters of Credit Guaranties, the Company shall pay to CIT a one-time Loan Facility Fee in the amount of $400,000.00. Such Loan Facility Fee shall be payable in one or more installments on or before the Closing Date, and the Company shall be entitled to a credit against the balance of the Loan Facility Fee an amount equal to the unused portion of the Work Fee.  In connection with the foregoing, CIT hereby expressly agrees and acknowledges that as of the date hereof, the Company has already paid to CIT, and CIT has received, a portion of the Loan Facility Fee equal to $200,000.00.

8.8                               The Company shall pay to CIT an Administrative Management Fee which shall be earned by CIT, and due and payable by the Company if, as and when earned by CIT, as follows:

(a)                                  $25,000 shall be earned by CIT on the Closing Date, and such $25,000 shall be due and payable by the Company on the Closing Date;

(b)                                  an additional $25,000 shall be earned by CIT on that date which is six months after the Closing Date (if this Agreement shall not have then terminated, or been terminated), and such $25,000 if so earned by CIT shall be due and payable on such date; provided, however, that such additional $25,000 shall not be earned by CIT, or be due and payable by the Company, if on or prior to such date which is six months after the Closing Date, Company shall have forwarded to CIT a notice of termination of this Agreement as contemplated by Section 11; and

(c)                                  $25,000 shall be earned by CIT on that date which is the first anniversary of the Closing Date (if this Agreement shall not have then terminated or been terminated), and such $25,000 if so earned by CIT shall be due and payable by the Company on such first anniversary of the Closing Date; provided, however, that such additional $25,000 shall not be earned by CIT, or be due and payable by the Company, if on or prior to such first anniversary date, the Company shall have forwarded to CIT a notice of termination of this Agreement as contemplated by Section 11.

8.9                               Subject to the second and third sentences of this Paragraph 8.9, the Company shall pay CIT’s standard charges and fees for CIT’s personnel used by CIT, and the actual, out-of-pocket costs and expenses incurred by CIT if it elects to employ the services of third parties, for reviewing the books and records of the Company and for verifying, appraising, testing, protecting, safeguarding, preserving or disposing (any or all of the foregoing, an “Audit”) of all or any part of the Collateral (collectively, the “Audit Fees and Expenses”) (which fees shall be in addition to the Administrative Management Fee and any Out-of-Pocket Expenses).  Except during the occurrence and continuance of an Event of Default, (i) the Audit Fees and Expenses incurred during any calendar quarter which the Company shall be obligated to pay or reimburse

CIT shall not exceed $10,000 and (ii) the Company shall not be obligated to pay or reimburse CIT for Audit Fees and Expenses more than once each calendar quarter.  CIT further agrees that so long as no Event of Default shall have then occurred and be continuing, it shall not conduct any Audits at any time after the Company shall have forwarded to CIT a notice of termination of this Agreement as contemplated by Section 11.

8.10                        The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due.  The Company confirms that any charges which CIT may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT’s discretion.

8.11                        In the event that CIT or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its commercially reasonable credit judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by CIT or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”), has or would have the effect of reducing the rate of return on CIT’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which CIT or such participant could have achieved but for such adoption, change or compliance (taking into consideration CIT or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by CIT or such participant to be material, then, from time to time, the Company shall pay no later than ten (10) days following written demand to CIT or such participant such additional amount or amounts as will compensate CIT’s or such participant’s for such reduction.  In determining such amount or amounts, CIT or such participant may use any reasonable averaging or attribution methods.  A certificate of CIT or such participant setting forth such amount or amounts as shall be necessary to compensate CIT or such participant with respect to this Section 8 and the calculation thereof (which shall be in reasonable detail) when delivered to the Company shall be conclusive on the Company absent manifest error.  Notwithstanding anything in this Paragraph to the contrary, in the event CIT or such participant (a) requests compensation under this Paragraph 8.11, it shall make such request within thirty (30) days after the date of such Change of Law and (b) has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required to be made whole, the excess, if any, shall be returned to the Company by CIT or such participant.

8.12                        In the event that subsequent to the Closing Date, any Change of Law shall:

(a)                                  subject CIT or such participant to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to CIT or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of CIT or such participant by the federal government or the jurisdiction in which it maintains its principal office);

(b)                                  impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, Revolving Loans, or other credit extended by CIT or such participant by reason of or in respect to this Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on CIT or such participant any other condition with respect to this Agreement or any other document, and the result of any of the foregoing is to increase the cost to CIT or such participant of making, renewing or maintaining its Revolving Loans hereunder by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Revolving Loans by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement, then, in any case the Company shall pay CIT or such participant, within ten (10) days following its written demand, such additional cost or such reduction, as the case may be.  CIT or such participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof (which shall be in reasonable detail) and such certification shall be conclusive upon the Company absent manifest error.  Notwithstanding anything in this Paragraph to the contrary, in the event CIT or such participant (a) requests compensation under this Paragraph 8.12, it shall make such request within thirty (30) days after the date of such Change of Law and (b) has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by CIT or such participant.

8.13                        The Company may request LIBOR Loans on the following terms and conditions:

(a)                                  The Company may elect, subsequent to the Closing Date and from time to time thereafter  (i) to request any Revolving Loan to be a LIBOR Loan as of the date of such Revolving Loan or (ii) to convert Chase Bank Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Chase Bank Rate Loans by giving CIT at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Chase Bank Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto.  Should the Company elect to convert Chase Bank Rate Loans to LIBOR Loans, it shall give CIT at least four Business Days’ prior irrevocable notice of such election.  If the last day of an Interest Period with respect to a Revolving Loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such Revolving Loan shall bear interest as if it were an Chase Bank Rate Loan.  All or any part of outstanding Chase Bank Rate Loans then outstanding may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $500,000 or more.

(b)                                  Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Company so notifies  CIT, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Agreement, but shall be automatically converted to a Chase Bank Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default.  Absent such notification, LIBOR Rate Loans shall convert to Chase Bank Rate Loans on the last day of the applicable Interest Period.  Each notice of election, conversion or continuation furnished by the Company pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, or three month period.  Notwithstanding anything to the contrary contained herein, CIT (or any participant, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if CIT (and any participant, if applicable) had purchased such deposits to fund any LIBOR Rate Loans.

(c)                                  The Company may request a LIBOR Loan, convert any Chase Bank Rate Loan or continue any LIBOR Loan provided there is then no Default or Event of Default in effect.

8.14                        (a)                                  The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBOR determined for each Interest Period in accordance with the terms hereof plus three percent (3%):

(b)                                  If all or a portion of the outstanding principal amount of the Obligations charged to the Revolving Loan Account shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Chase Bank Rate Loan at the end of the last Interest Period therefor.

(c)                                  The Company may not have more than four (4) LIBOR Loans outstanding at any given time.

8.15                        (a)  Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable as of the end of each month.

(b)                                 CIT shall, at the request of the Company, deliver to the Company a statement showing the quotations given by JPMorgan Chase Bank and the computations used in determining any interest rate pursuant to Paragraph 8.14 of Section 8 hereof.

8.16                        As further set forth in Paragraph 8.12 above, in the event that CIT (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to; (a) a proposed loan that the Company has requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Chase Bank Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, CIT shall forthwith give written notice of such determination to the Company at least one Business Day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Chase Bank Rate Loan or the last day of such Interest Period.  If such notice is given (i) any requested LIBOR Loan shall be made as a Chase Bank Rate Loan, (ii) any Chase Bank Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Chase Bank Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Bank Rate Loan.  Until such notice has been withdrawn by CIT, no further LIBOR Loan shall be made nor shall the Company have the right to convert a Chase Bank Rate Loan to a LIBOR Loan.

8.17                        If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.

8.18                        Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for CIT to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Chase Bank Rate Loans as of the end of such month, or within such earlier period as required by law.  The Company hereby agrees promptly to pay CIT, upon demand, any additional amounts necessary to compensate CIT for any actual costs incurred by CIT in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by CIT to lenders of funds obtained by CIT in order to make or maintain LIBOR Loans hereunder.

8.19                        The Company agrees to indemnify and to hold CIT (including any participant) harmless from any loss or expense which  CIT or such participant may sustain or incur as a consequence of:  (a) Default by the Company in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by  CIT or such participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder; (b) default by the Company in making a borrowing or conversion after the Company has given a notice in accordance with Paragraph 8.13 hereof; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by the Company in making any prepayment after the Company had given notice to CIT thereof.  The determination by CIT of the amount of any such loss or expense, when set forth in a written notice to the Company, containing CIT’s calculations thereof in reasonable detail, shall be conclusive on the Company in the absence of manifest error.  Calculation of all amounts payable under this Paragraph with regard to LIBOR Loans shall be made as though CIT had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that CIT may fund each of the LIBOR Loans in any manner CIT sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph.  In addition, notwithstanding anything to the contrary contained herein, CIT shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Company (i) initially to the Chase Bank Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, CIT may apply all such amounts received by it to the payment of Obligations under the Revolving Loan Account in such manner and in such order as CIT may elect in its reasonable business judgment.  In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such Revolving Loans and CIT shall be entitled to indemnification hereunder.  This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

8.20                        Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to CIT, any change after the date of this Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including CIT of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), CIT either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of CIT which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if CIT so elects by notice to the Company the obligation of CIT to make or continue, or to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

8.21                        For the purposes of this Agreement and Section 8 thereof, any reference to CIT shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.

8.22                        CIT shall endeavor to provide reasonable notice to the Company of any and all changes in the Chase Bank Rate, provided that any failure by CIT so to provide any such notice to the Company shall not affect CIT’s right to implement a change in the Chase Bank Rate in accordance with the terms of this Agreement.

8.23                        For the avoidance of doubt, the Company shall have the right at any time and from time to time to prepay the principal amount of the Revolving Loans without premium or penalty of any kind except for the payment of LIBOR breakage costs.

SECTION 9.                            Powers

The Company hereby constitutes CIT, or any person or agent CIT may designate, as its attorney-in-fact, at the Company’s cost and expense, to exercise all of the following powers,

which being coupled with an interest, shall be irrevocable until all Obligations to CIT have been paid in full or provided for in accordance with Section 11:

(a)                                  To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b)                                  To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

(c)                                  To request from customers indebted on Accounts at any time, in the name of CIT information concerning the amounts owing on the Accounts;

(d)                                  To request from customers indebted on Accounts at any time, in the name of the Company, in the name of certified public accountant designated by CIT or in the name of CIT’s designee, information concerning the amounts owing on the Accounts;

(e)                                  To transmit to customers indebted on Accounts notice of CIT’s interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company’s account; and

(f)                                    To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts, and for such purpose, the Company hereby grants to CIT a royalty-free license to use its customer list.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (c), (e) and (f) above may be exercised only after the occurrence and during the continuance of an Event of Default.

SECTION 10.                     Events of Default and Remedies

10.1                        The occurrence of any of the following events shall constitute Events of Default hereunder:

(a)                                  breach by the Company in any material respect of the provisions of either the Interim Financing Order or the Final Financing Order, which breach continues for a period of ten (10) days after the Company’s receipt of notice thereof from CIT;

(b)                                  cessation of the operations of the Company;

(c)                                  breach by the Company in any material respect of any warranty, representation or covenant contained herein (other than those referred to in sub-Paragraph (d) below) or in any other written agreement between the Company or CIT, which continues for a period of ten (10) days after the Company’s receipt of notice thereof from CIT;

(d)                                  breach by the Company in any material respect of any warranty, representation or covenant of Paragraphs 3.3 and 3.5 hereof; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) hereof; and Paragraphs 7.2(d), 7.2(e), 7.2(f) and 7.2(h) through (t) and 7.2 (v) hereof;

(e)                                  failure of the Company to pay any of the Obligations outstanding under the Revolving Loan Account within five (5) Business Days after the due date thereof;

(f)                                    the Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this sub-Paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) would reasonably be expected, in the commercially reasonable credit judgment of CIT, subject the Company to any material tax, penalty or other liability material to the business, operations or financial condition of the Company;

(g)                                 the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing  any Indebtedness of the Company entered into subsequent to the Petition Date and having a principal amount in excess of $250,000;

(h)                                 any judgment or judgments aggregating in excess of $250,000 or any injunction or attachment is obtained or enforced against the Company and which remains unstayed for more than ten (10) Business Days, unless such judgment is stayed pursuant to Section 362 of the Bankruptcy Code; or

(i)                                    (A) the Bankruptcy Court shall enter an order appointing a trustee under Section 1104(a) of the Bankruptcy Code in the Bankruptcy Case; or (B) the Interim Financing Order shall cease to be in full force and effect and the Final Financing Order shall not have been entered prior to such cessation; or (C) the Final Financing Order shall not have been entered by the Bankruptcy Court within sixty (60) days after the commencement of the Bankruptcy Case; or (D) at any time after the date of entry thereof, the Final Financing Order shall cease to be in full force and effect; or (E) the Interim Financing Order or the Final Financing Order, as the case may be, shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or the Company shall apply for authority to do so) without CIT’s prior written consent, which consent CIT agrees not to unreasonably withhold or delay; or (F) the Bankruptcy Court shall enter an order appointing a responsible officer or an examiner with powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code or under Section 1106(b) of the Bankruptcy Code, in the Bankruptcy Case; or (G) there shall arise any Allowed Claim having priority senior to or that is pari passu with the Claims of CIT under the Loan Documents or any other Claim having priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code (other than Permitted Expenses and Indebtedness), or there shall arise any lien on any asset of the Company, in each case except as expressly permitted under the terms of the Loan Documents; (H) an order of a court of competent jurisdiction shall be entered reversing, staying, vacating or rescinded the Interim Financing Order or Final Financing Order, as the case may be; or (I) the Bankruptcy Court shall enter an order converting the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or dismissing the Bankruptcy Case; or (J) the entry of an order granting relief from the automatic stay to allow any third party to proceed against assets of the Company that are necessary for the continued operation of the Company; or (K) the failure of the Company to comply with the Cash Budget Projections, subject to (i) the variances and (ii) authority to carry over and spend unspent amounts previously authorized as permitted by the Interim Financing Order and the Final Financing Order; or (L) the filing of any plan or reorganization by the Company that does not provide for the payment or provision in full of the Obligations;

10.2                        Upon the occurrence of a Default and/or an Event of Default, at the option of CIT, the obligation of CIT to make Revolving Loans and provide Letter of Credit Guaranties shall cease unless such Default is cured or waived in writing by CIT, and at the option of CIT upon the occurrence of an Event of Default: (a) all Obligations outstanding under the Revolving Loan Account shall become immediately due and payable; (b) CIT may charge the Company the Default Rate of Interest on all Obligations then outstanding under the Revolving Loan Account in lieu of the interest provided for in Section 8 of this Agreement, and (c) CIT may immediately terminate this Agreement upon notice to the Company.  The exercise of any option is not exclusive of any other option, which may be exercised at any time by CIT.

10.3                        In addition to the rights and remedies described in Paragraph 10.2, upon the occurrence of any Event of Default, CIT shall be entitled to file, and the Company hereby agrees not to oppose, CIT’s motion for an expedited hearing to modify the automatic stay provided by Section 362 of the Bankruptcy Code for the purpose of authorizing CIT to pursue any and all of its rights and remedies against the Company and the Collateral, and to seek payment in respect of all Obligations outstanding under the Revolving Loan Account, and the Company hereby acknowledges that CIT may request that such hearing be conducted no less than five (5) Business Days after CIT files such motion.  CIT’s rights and remedies against the Company and the Collateral referred to in the preceding sentence shall include the following:

(a)                                  the right to remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CIT may use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon;

(b)                                  the right to bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting said Accounts, including without limitation the right to:  accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CIT;

(c)                                  the right to sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT’s sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company;

(d)                                  the right to foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and

(e)                                  the right to exercise any other rights and remedies provided in law, in equity, by contract or otherwise;

(f)                                    the right, without notice or advertisement except as required by the UCC or other applicable law, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale;

(g)                                 if any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the right, at CIT’s option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate and the reasonable costs thereof shall be deemed an Obligation hereunder.

Notwithstanding anything contained to the contrary herein or elsewhere, it is not the Company’s intention to waive, and the Company does not waive, any requirement that any sale, lease or other disposition of the Collateral or any part thereof be commercially reasonable.

The Company agrees, at the request of CIT, to assemble the Inventory and Equipment and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT’s taking possession of, removing or putting the Inventory and Equipment in saleable form.  If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by CIT to the payment of the  Obligations then due under the Revolving Loan Account in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.  The Company hereby indemnifies CIT and holds CIT harmless from any and all reasonable costs and expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on CIT by reason of the proper exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold CIT harmless, absent CIT’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full or provided for in accordance with Section 11 hereof.

10.4                        Upon the occurrence of an Event of Default, CIT may direct the Company how and when to exercise all rights of the Company under Bankruptcy Code Section 365 in connection with an election by CIT to exercise its remedies under Paragraph 10.3.  Notwithstanding anything to the contrary contained herein, if the Company does not fully honor and take and all actions requested in any such direction within three (3) Business Days of the delivery of such direction, CIT may move the Bankruptcy Court on behalf of the Company for the relief specified in the direction.  The Company agrees that it will not contest a request by CIT for expedited consideration of any such motion to take place on at least five (5) Business Days’ prior written notice to the Company, any creditors committee and any landlord or other counter-party to the relevant lease or contract.

10.5                        Upon the occurrence of an Event of Default, CIT may exercise all other rights and remedies provided to CIT in the Interim Financing Order and the Final Financing Order, respectively.

SECTION 11.                     Term and Termination

This Agreement shall have a term ending on the earliest to occur of: (i) eighteen (18) months after the effective date of this Agreement; (ii) sixty (60) days after the commencement of the Bankruptcy Case if the Final Financing Order has not been entered on or before such date; or (iii) the effective date of the Company’s plan of reorganization or the earlier date on which the substantial consummation (as defined in the Bankruptcy Code) of such plan of reorganization has occurred.  CIT may terminate this Agreement immediately upon the occurrence of an Event of Default.  The Company may terminate this Agreement at any time upon thirty (30) days’ prior written notice to CIT, and, provided the Company has no Obligations outstanding under its Revolving Loan Account at all times during such thirty-day period, the Company shall have no obligation to pay the Revolving Line of Credit Fee in respect of such thirty-day period.  All non-contingent Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CIT may withhold any balances in the Company’s account (unless supplied with an indemnity satisfactory to CIT) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit with an expiry date on, or within thirty (30) days of  the effective date of termination of this Agreement. All of CIT’s rights, liens and security interests shall continue after any termination until the earlier to occur of (i) all Obligations have been paid and satisfied in full or (ii) provision shall have been made therefor in accordance with the immediately foregoing sentence.

SECTION 12.                     Miscellaneous

12.1                        The Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment.  No delay or omission of CIT or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2                        This Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and CIT;  supersede any prior agreements; can be changed only by a writing signed by both the Company and CIT; and shall bind and benefit the Company and CIT and their respective successors and assigns.

12.3                        In no event shall the Company, upon demand by CIT for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law.  Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to charge interest on any contingent Obligations, nor to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law.  If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company.  This Paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

12.4                        If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5                        THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A  TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.  THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO  SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN  RECEIPT REQUESTED.  IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6                        Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A)                              if to CIT, at:

The CIT Group/Business Credit, Inc.

300 South Grand Avenue

Third Floor

Los Angeles, California 90071

Attn:  Portfolio Manager

Fax No.:  (213) 346-2501

With a courtesy copy of any material notice to CIT’s counsel.

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 48th Floor

Los Angeles, California 90071

Attn:  Prentice L. O’Leary

Fax No. (213) 620-1398

(B)                                if to the Company at

Crown Pacific Limited Partnership

805 S.W. Broadway, Suite 1500

Portland, Oregon  97205

Attn:  Steven Dietrich

Fax No.:  (503) 294-1247

With a courtesy copy of any material notice to the Company’s counsel.

Andrews & Kurth, L.L.P.

4200 JP Morgan Chase Tower

600 Travis

Houston, Texas 77002

Attn:  John Sparacino

Fax No.:  (713) 220-4285

provided, however, that the failure of either party to provide the other party’s counsel with a copy of such notice shall not invalidate any notice given to such other party and shall not give such other Party any rights, claims or defenses due to the failure of such party to provide such additional notice.

12.7                        Notwithstanding anything contained herein or elsewhere to the contrary, in the event of a conflict between the terms and provisions hereof or of any Loan Document and the terms and provisions of the Interim Financing Order or the Final Financing Order, as the case may be, the terms and provisions of the Interim Financing Order or the Final Financing Order, as the case may be, shall govern and control over the provisions of this agreement or any other Loan Document, as the case may be.

12.8                        THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS  FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE  STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

Schedule 1 - Loan Documents

1.	Financing Agreement

2.	Interim Order

3.	Delaware UCC-1 Financing Statement

4.	Secretary’s (Assistant Secretary’s) Certificate Pursuant to Paragraph 2.1(d)

5.	Officer’s Certificate Pursuant to Paragraph 2.1(e)

6.	Security Agreement between the Debtors (other than the Company) and CIT

7.	UCC-1 Financing Statement(s) with respect to the Debtors (other than the Company)

8.	Secretary’s Certificate regarding resolutions for each of the Debtors (other than the Company)

9.	Disbursement Instructions Pursuant to Paragraph 2.1(j)

10.	Lockbox Agreements